Exhibit 10.11

M E M O R A N D U M

TO:	Mark Peek

FROM:	Jeff Bezos

DATE:	April 19, 2002

SUBJECT:	Early Payment on Bonuses

This is to confirm and memorialize our agreement as to the specific terms governing your receipt of an early payment on your expected future bonuses in the amount of $2,000,000 (Two Million Dollars) (the “Early Bonus”) from Amazon.com Holdings, Inc (“Amazon.com”). As we have discussed, you will receive the Early Bonus under the following terms (the “Agreement”):

1.	Partial Payment Received: You have already received a bonus of $225,000, less applicable federal and state tax withholdings, on March 1, 2002. Applying prorated credit for time worked between March 1 and April 1, the amount of $206,250 will be treated as a partial payment of the Early Bonus. The terms of this Agreement supercede the terms set forth in your Bonus Letter dated March 1, 2002.

2.	Remaining Unpaid Portion: You will receive the remaining unpaid portion of the Early Bonus ($1,793,750), less applicable federal and state tax withholdings, on or about April 22, 2002.

3.	Term: The term of this agreement is five years, April 1, 2002, through April 1, 2007.

4.	Bonus Earning Schedule: Although you will receive the full amount of the Early Bonus on or about April 22, 2002, you will not earn the entire amount of the Early Bonus for purposes of this Agreement unless you remain actively employed with Amazon.com for the term of this Agreement in your current position, any similar position of like rank, status and pay, or any position to which you may be promoted. During the term of this Agreement, you will earn the Early Bonus at a rate of Thirty-Three Thousand, Three Hundred Thirty-Three Dollars and Thirty-Three Cents ($33,333.33 ) each month, on the anniversary date of this Agreement.

Earning Schedule:

Provided that you remain actively employed with Amazon.com in your current position, any similar position of like rank, status and pay, or any position to which you may be promoted, the following Earning Schedule applies:

•	On April 1, 2003 you will have earned twelve months at $33,333.33 ($400,000) of the Early Bonus. $1,600,000 remains unearned.

•	On April 1, 2004, you will have earned twenty-four months at $33,333.33 ($800,000). $1,200,000 remains unearned.

•	On April 1, 2005, you will have earned thirty-six months at $33,333.33 ($1,200,000). $800,000 remains unearned.

•	On April 1, 2006, you will have earned forty-eight months at $33,333.33 ($1,600,000). $400,000 remains unearned.

•	On April 1, 2007, you will have earned the entire Early Bonus.

5.	Repayment Obligation: Should your employment with Amazon.com terminate for any reason before you have earned the entire Early Bonus as set forth in paragraph 4 above, you agree to repay any remaining unearned amount in full. For purposes of this paragraph, “terminate for any reason” specifically includes a) all forms of voluntary and involuntary employment terminations, with or without cause, with or without notice, and b) death or total disability, as defined in paragraph 6. Repayment in full will be required within sixty (60) days of the effective date of your employment termination.

If you fail to repay any unearned portion of the Early Bonus within sixty (60) days of the effective date of your termination, interest will accrue on any unpaid amount at the rate of the then prevailing Applicable Federal Rate (AFR) as published monthly by the Internal Revenue Service, per annum, compounded annually. Amazon.com may bring an action in court to recover the full amount of the unearned portion, plus interest. If Amazon.com is the prevailing party in such an action, it will be entitled to recover its reasonable attorneys’ fees and other costs incurred.

If you exercise stock options while you are subject to a repayment obligation under this paragraph, you agree to instruct your broker to withhold from the proceeds, and remit to Amazon.com, a dollar amount sufficient to satisfy your repayment obligation in full.

6.	Death or Total Disability: This Agreement, specifically including the Repayment Obligations set forth in paragraph 5, survives your death or total disability For purposes of this Agreement, “total disability” means your inability (with such accommodation as may be required by law and which places no undue burden on Amazon.com), as determined by a physician selected by the Company and acceptable to you, to perform any one or more of the essential duties of your current position, any similar position of like rank, status and pay, or any position to which you may be promoted, for a period or periods aggregating more than twelve (12) weeks in any 365-day period as a result of physical or mental illness or injury, loss of legal capacity or any other cause beyond your control, unless you are granted a leave of absence. Whether you are granted a leave of absence of more than twelve (12) weeks will be determined in the sole discretion of the Board of Directors. The Repayment Obligation set forth in paragraph 5 will be tolled during any such approved leave.

7.	Insurance: You agree to procure an insurance policy within 30 days from the date you sign this Agreement covering your death, for the full amount of any unearned Early Bonus as that term is used in paragraph 4 above.

8.	Assignment: This Agreement is personal to you and shall not be assigned by you. Amazon.com may assign its rights and obligations hereunder to (a) any entity controlling, controlled by or under common control with Amazon.com, (b) any corporation resulting from any merger, consolidation or other reorganization to which Amazon.com or any of its direct or indirect subsidiaries is a party, or (c) any corporation, partnership, association or other person to which Amazon.com or any of its direct or indirect subsidiaries may transfer all or substantially all its assets.

9.	Entire Agreement: This Agreement constitutes the entire agreement between you and Amazon.com with respect to the receipt and payback obligations relating to monetary bonuses from Amazon.com; all prior or contemporaneous oral or written communications, understandings or agreements with respect to such subject matter, including but not limited to those set forth in your Bonus Letter dated March 1, 2002, are hereby superseded and nullified in their entireties.

10.	Severability: If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, then, to the full extent permitted by law, a) all other provisions shall remain in full force and effect, b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provisions, and c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

11.	Applicable Law: This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with the laws of the State of Washington, without regard to any rules governing conflicts of laws.

12.	Modification of Agreement: Any modification of this Agreement shall be binding only if evidenced in a writing signed by each party or an authorized representative of each party.

13.	At Will Employment: Nothing in this Agreement modifies your employment at-will status. Either you or the Company can terminate your employment at any time, and for any reason, with or without notice.

ACCEPTANCE

I have read and fully understand the contents of the Agreement. I knowingly and voluntarily agree to and accept the Early Bonus and the repayment terms set forth above.

/s/ MARK S. PEEK Mark Peek	4-23-02 Date